Exhibit 99.1

128 Sidney Street, Cambridge, MA 02139-4239	TEL: (617) 995-2500 FAX: (617) 995-2510

Contacts:

Investors	Media:
Carol Hausner	Kathryn Morris
Executive Director, Investor Relations	KMorrisPR
and Corporate Communications	(845) 635-9828
ImmunoGen, Inc.	Kathryn@kmorrispr.com
(617) 995-2500
info@immunogen.com

For Immediate Release

ImmunoGen, Inc. Announces Departure of Pauline Jen Ryan

CAMBRIDGE, MA, July 26, 2007 – ImmunoGen, Inc. (Nasdaq: IMGN) today announced that Pauline Jen Ryan has resigned from the Company to pursue other interests. Ms. Ryan was most recently Senior Vice President, Corporate Development and Operations at ImmunoGen.

“We are deeply grateful to Pauline for her distinguished service to the Company over the past eight years,” stated Mitchel Sayare, Chairman and CEO. “Pauline’s contributions helped provide us with a solid framework for growth as we go forward, and we wish her the very best in her future endeavors.”

The Company has initiated a search to replace Ms. Ryan. In the interim, her day-to-day responsibilities will be handled by other members of the Company’s senior management team.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer biopharmaceuticals. The Company’s proprietary Tumor-Activated Prodrug (TAP) technology uses tumor-targeting antibodies to deliver a potent cell-killing agent specifically to cancer cells. Two TAP compounds wholly owned by ImmunoGen are in clinical testing – huN901-DM1 and huC242-DM4. Three anticancer compounds are in clinical testing through ImmunoGen’s collaborations with other companies – AVE9633 and AVE1642, in development by sanofi-aventis, and trastuzumab-DM1, in development by Genentech. Multiple compounds are in research/preclinical development.

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